Exhibit 10.21

STORAGE LEASE

1. This Agreement between Santa Clara Land Company, Ltd. (hereinafter called “Landlord”), and Rackspace.com (hereinafter called “Tenant”) (collectively the “Parties”), where Landlord leases to Tenant and Tenant leases from Landlord that certain storage unit composed of approximately 291 square feet located on the B1 level of the Garage at Weston Centre, (the “Building”) located at 112 E. Pecan, San Antonio, Texas 78205.

2. Term. The primary term of this Agreement is for month to month, commencing on January 1, 2001, and ending upon thirty days written notice from either party to the other party. This lease shall automatically terminate without notice to or by either Party upon the termination for any reason, in whole or in part, of that certain Office Building Lease Agreement (the “Lease Agreement”) entered into and effective as of the 22nd day of February, 2000, by and between Landlord as Landlord therein, and Tenant, for the 6th floor located in the Building.

3. Rent. Rent shall be paid to Landlord at 112 E. Pecan, Suite 175, San Antonio, Texas 78205. Rent is payable in advance without demand on or before the first day of each month during the term of this lease. Payment of rent shall be an independent covenant and obligation of Tenant without demand by Landlord or offset by Tenant for any reason whatsoever.

Term	Rate	Monthly Payment
1/1/01-2/28/01	$4.38	$106.22
3/1/01-2/28/02	$5.88	$142.59
3/1/02-2/28/03	$11.04	$267.72

4. Use of Property. The Property shall be used only as a storage unit for property of a business nature Tenant shall not keep or place any environmentally hazardous, toxic or otherwise unsafe or dangerous materials in or about the Property. Additionally, all items stored shall be stored in an orderly fashion and will not encroach into any area other than the area designated for storage.

5. Responsibility for Condition of Property. Tenant accepts the Property in its present condition. No express or implied warranties have been made by Landlord or Landlord’s agents regarding the condition of the Property and no agreements have been made regarding future repairs unless specified in this Agreement. Landlord has provided Tenant with locks on the Property to which Landlord has retained keys therefor, Any additional locks desired by the Tenant may be installed by Tenant at the Tenant’s expense after written approval by Landlord and provided Landlord is provided keys to same. When installed any additional locks shall become the property of Landlord.

6. Default. If Tenant shall default in the payment of the rent within five (5) days after it is due, or any other sums due hereunder, or if Tenant violates the terms of this lease, Landlord at its option, may terminate Tenant’s right to occupancy by giving Tenant a notice to vacate. After giving such notice, Landlord may accept payments for sums due hereunder without waiving or diminishing Landlord’s right to proceed against Tenant for eviction, property damages, past or future rent or other sums due hereunder.

7. Maintenance of the Property. Tenant shall use reasonable diligence in the care of the Property and shall be responsible for supplying or replacing any light bulbs within the Property, maintaining the Property in a clean condition, eliminating any conditions that may be dangerous to health and safety, and repairing any damage to the Property, including to the outside door, unless such damage was caused by the negligence of Landlord.

8. Alterations to the Property. Tenant shall not make any repairs or alterations to the Property without prior written permission of Landlord which may be withheld by Landlord for any reason whatsoever. At termination of this lease, Tenant agrees to surrender the Property in the same condition as when received, reasonable wear and tear, acts of God and insured casualty excepted.

9. Utilities. Landlord agrees to pay for only the cost of illuminating the Property. Landlord shall provide no other utilities nor shall any other utilities be made available to the Property.

10. Liability. Landlord or Landlord’s agent shall not be liable to Tenant, to Tenant’s guests, invitees or third persons for any damage, injuries, or losses to person or property caused by any weather condition, explosion, smoke, fire, interruption of utilities, theft, burglar, robbery, assault, vandalism, acts or third parties, condition of the Property or any other occurrence. Tenant agrees to notify Landlord immediately of any dangerous or potentially dangerous condition on or about the Property. Tenant agrees to secure insurance coverage sufficient for protection against all liabilities and losses with regard to Tenant’s use of the Property. Tenant hereby indemnifies, defends and holds Landlord harmless from and against any and all claims or causes of action for damage to persons or property (or the Property) arising directly or indirectly from Tenant’s use and/or occupancy of the Property.

Landlord and Tenant hereby release each other and their respective officers, agents and employees from any liability or claim for damage or injury to persons or property to the extent that any such liability or claim is covered by insurance and each party hereby waives all rights of subrogation which their respective insurance carriers would have but for this waiver.

11. Entry by Landlord. Landlord agrees to notify Tenant’s personnel prior to entry into the Property.

12. Inspection. After notice to Tenant, Landlord or Landlord’s agents may enter the Property at reasonable times during normal business hours (or any time during emergencies) to inspect the Property.

13. Attorney’s fees. The Landlord’s agent and/or any signatory of this lease who is the prevailing party in any legal proceeding against any other signatory of this lease shall be additionally entitled to recover court costs, reasonable attorney fees, and all other out-of-pocket costs of litigation, including depositions, travel and witness costs, from the nonprevailing party 14. Savings Clause. Should any clause of this instrument be found invalid by any court, the remainder of this instrument shall not be affected thereby, and all other provisions of this instrument shall remain valid and enforceable to the fullest extent permitted by law.

LANDLORD:

WESTON PROPERTIES, L.C.
As Agent for
SANTA CLARA LAND COMPANY, LTD.

By:	/s/ Tammy James
Tammy James
Property Manager

TENANT:

RACKSPACE.COM

By:	/s/ Lanham Napier
Lanham Napier
CFO